Ex 99.1

News Release
Vectren Corporation
P.O. Box 209
Evansville, IN 47702-0209

FOR IMMEDIATE RELEASE

July 27, 2005

Vectren Corporation
Reports Second Quarter 2005 Earnings Increase

Evansville, Indiana - Vectren Corporation (NYSE:VVC) today reported net income for the three months ended June 30, 2005 of $13.4 million, or $0.18 per share, compared to net income of $3.3 million, or $0.04 per share, for the three months ended June 30, 2004. For the six months ended June 30, 2005, reported earnings were $69.5 million, or $0.92 per share, compared to net income of $58.1 million, or $0.77 per share, for the six months ended June 30, 2004.

Company Highlights

•	Second quarter earnings increased $10.1 million over 2004
•	Year-to-date earnings increased $11.4 million over 2004
•	2005 earnings guidance affirmed

“We are very pleased with second quarter and year-to-date results, which reflect improved earnings from both the utility and nonregulated businesses”, said Niel C. Ellerbrook, Chairman, President and CEO. “These results reflect the impact of new gas rates for Vectren’s three gas utilities, including Vectren Energy Delivery of Ohio whose new gas rates were implemented early in the second quarter. Our nonregulated businesses continue to perform well and contributed increased earnings for both the three months and six months ended June 30, 2005.”

2005 Earnings Guidance

The company affirmed that fiscal 2005 earnings are expected to be in the range of $1.70 to $1.90 per share. The targeted range is subject to the factors discussed under “Forward Looking Statements,” including normal weather for the balance of the year, stable economic conditions and continued growth from the company’s nonregulated businesses.

Utility Group Operating Highlights

Utility Group earnings were $7.8 million for the quarter, compared to $2.8 million in the prior year, and $55.9 million for the six months ended June 30, 2005, compared to $47.4 million in 2004. The increased performance is primarily due to the implementation of new gas base rates in the company’s Indiana and Ohio service territories, higher electric revenues associated with recovery of pollution control investments and increased margins from generation asset optimization activities.

Gas base rate increases added revenue of $9.1 million, or $5.4 million after tax, during the quarter and $17.0 million, or $10.1 million after tax, for the six months ended June 30, 2005, compared to the prior year. Increased revenues associated with recovery of pollution control investments, net of related operating and depreciation expense, increased operating income $1.6 million, or $0.9 million after tax, for the quarter and $3.9 million, or $2.3 million after tax, for the six month period. The improved margins were partially offset by higher operating and depreciation expenses and a $3.0 million, $1.8 million after tax, charge recorded in the second quarter pursuant to the disallowance of Ohio gas costs.

Management estimates the unfavorable after tax impact of weather on second quarter 2005 and 2004 results was $0.8 million and $1.3 million for the respective periods. The estimated unfavorable after tax impact of weather for the six month periods ended June 30 is estimated to be $3.6 million and $2.4 million for 2005 and 2004, respectively.

Nonregulated Group Operating Highlights

Nonregulated Group earnings were $5.7 million for the 2005 quarter, compared to $0.7 million in the prior year, and $14.6 million for the six months ended June 30, 2005, compared to $11.3 million in 2004. Increases over the prior year totaling $5.0 million for the quarter and $3.3 million year-to-date primarily relate to the presence in 2004 of net losses on transactions in the Other Businesses Group. Earnings from the three primary nonregulated businesses increased $0.6 million for the quarter.

Utility Group Discussion

Gas utility margins were $69.7 million and $215.5 million for the three and six months ended June 30, 2005, respectively. This represents an increase compared to the respective prior period of $12.6 million and $18.9 million. The increases are primarily due to the favorable impact of gas base rate increases totaling $9.1 million and $17.0 million for the respective three and six month periods. Customer growth, net of some decline in usage, and additional pass through of expenses and revenue taxes recovered in margins also are reflected in the increases.

The second quarter of 2005 includes a $3.0 million additional charge as the estimated impact of a disallowance of Ohio gas costs ordered by the Public Utility Commission of Ohio. The company previously recorded a charge of $1.5 million with respect to the matters raised in the order. Heating weather in the quarter was 20 percent cooler compared to 2004 and increased margin an estimated $2.3 million compared to 2004. For the six month period, weather was 8 percent warmer than normal and similar to the prior year.

Electric retail and firm wholesale utility margins were $61.1 million and $117.6 million for the three and six month periods ended June 30, 2005. This represents an increase over the prior year periods of $0.8 million and $2.8 million, respectively. The recovery of pollution control related investments and associated operating expenses and related depreciation increased margins $3.6 million quarter over quarter and $6.2 million for the six month period. These increases were partially offset by cooler weather and other factors. Cooling weather for the quarter and six months ended was 7 percent and 8 percent cooler than normal, respectively, and 23 percent cooler than last year. The estimated decrease in margin due to weather was $1.4 million and $1.8 million for the three and six month periods, respectively, compared to the prior year.

Net electric wholesale margin primarily results from asset optimization activities derived from generation capacity in excess of that needed to serve native load and firm wholesale customers. For the three and six month periods ended June 30, 2005, net asset optimization margins were $2.8 million and $11.8 million, which represents an increase of $4.6 million and $6.5 million, compared to 2004. The additional margin results primarily from an increase in available capacity and mark to market gains. The availability of excess capacity was reduced in 2004 by scheduled outages of owned generation related to the installation of environmental compliance equipment.

Other operating expenses for the three and six month periods ended June 30, 2005, increased $5.5 million and $5.1 million, compared to 2004. The increases are primarily attributable to compensation and benefit cost increases of $2.5 million in the second quarter of 2005. Operating expenses recovered in margin increased $0.6 million for the quarter and $2.6 million for the year to date period. The remaining quarterly increase is primarily attributable to increased chemical costs for scrubbing SO2, landfill maintenance costs and the amortization of rate case expenses.

Depreciation expense increased $2.7 million and $6.4 million for the three and six month periods ended June 30, 2005, compared to 2004. In addition to depreciation on additions to plant in service, the increases were primarily due to incremental depreciation expense associated with the environmental compliance equipment additions of $1.6 million for the quarter and $3.0 million for the year to date period.

Taxes other than income taxes increased $1.3 million and $0.8 million for the three and six month periods ended June 30, 2005, compared to 2004. The increases are primarily attributable to revenue taxes resulting from higher revenues.

Federal and state income taxes increased $3.1 million and $7.2 million for the three and six months ended June 30, 2005, primarily due to higher pre-tax income.

Nonregulated Group (all amounts following in this section are after tax)

Energy Marketing and Services

Energy Marketing and Services is comprised of the company’s gas marketing operations, performance contracting operations and retail gas supply operations.

Net income generated by Energy Marketing and Services for the three months ended June 30, 2005, was $0.7 million, compared to $0.9 million in 2004. Energy Marketing and Services net income for the six months ended June 30, 2005, was $6.7 million, compared to $7.9 million in 2004. Results reported are net of nonregulated group corporate expenses.

Gas marketing operations, performed through ProLiance Energy, provided the primary earnings contribution in both periods, totaling $2.1 million for the quarter and $8.5 million year to date. ProLiance increased its earnings contribution over 2004 by $0.8 million and $0.3 million for the quarter and year to date periods. The increases over the prior period are primarily attributable to increased storage capacity coupled with significant price volatility. ProLiance filed a notice of appeal of the judge’s $38.9 million final verdict in the Huntsville Utilities case. The final amount of the verdict was determined in June after a number of post-trial rulings by the judge.

Energy Systems Group’s performance contracting operations resulted in losses of $(0.3) million and $(1.4) million during the quarter and year to date periods, compared to net income of $0.3 million and a loss of $(0.2) million in 2004. The decreases in earnings contribution are primarily attributable to the closing of significant new contracts later than expected, coupled with increased overhead from the Progress Energy Solutions’ acquisition. Although experiencing a slow start to 2005, during the second quarter, ESG closed more than $36 million in new contracts, an increase of nearly $13 million over 2004. In addition, ESG has a construction backlog at the end of June of $42 million, an increase of $10 million over 2004.

Vectren Source’s retail gas supply operations resulted in a second quarter seasonal loss of $(0.5) million, compared to a loss of $(0.3) million in 2004. Vectren Source’s year-to-date earnings are $0.3 million in both 2005 and 2004. Source had 120,000 customers at June 30, 2005, an increase of 30,000 over last year. Source’s 2005 year-to-date earnings contribution reflect warmer than normal weather.

Coal Mining

The Coal Mining Group mines and sells coal to the company’s utility operations and to other third parties through its wholly owned subsidiary Vectren Fuels, Inc. (Fuels). The Coal Mining Group also generates IRS Code Section 29 tax credits resulting from the production of coal-based synthetic fuels through its 8.3 percent ownership interest in Pace Carbon Synfuels, LP (Pace Carbon). In addition, Fuels receives synfuel-related fees from synfuel producers unrelated to Pace Carbon for a portion of its coal production.

The Coal Mining Group’s net income for the three months ended June 30, 2005, was $4.7 million, compared to $3.9 million in 2004. Coal Mining net income for the six months ended June 30, 2005, was $9.1 million, compared to $7.5 million in 2004.

Earnings from the mining operations were $1.3 million and $0.6 million for the quarter ended June 30, 2005 and 2004, respectively. Mining operations contributed $2.6 million and $1.3 million for the six month periods ended June 30, 2005 and 2004, respectively. The increases in earnings are due to higher productivity (140,000 more tons mined in 2005), improved yield and higher prices. Inventory levels were approximately $2.5 million higher than 2004 due to a delay in rail shipments in the first and second quarter and should return to normal levels by yearend.

Synfuel-related results of $3.4 million and $6.5 million for the quarter and six months of 2005, which include earnings from Pace Carbon and synfuel processing fees earned by Fuels, increased $0.1 million and $0.3 million for the quarter and year-to-date. These increases reflect higher production of synthetic fuel produced by Pace Carbon as the result of the relocation of a previously underperforming plant, offset by lower synfuel processing fees at Fuels.

Utility Infrastructure Services

Utility Infrastructure Services provides underground construction and repair to gas, water, electric and telecommunications companies primarily through its investment in Reliant Services, LLC (Reliant) and Reliant’s 100 percent ownership in Miller Pipeline. Reliant is a 50 percent owned strategic alliance and is accounted for using the equity method of accounting.

Utility Infrastructure Services’ contributed earnings of $0.5 million for three month periods ended June 30, 2005 and 2004 and incurred losses of $(0.5) million and $(0.1) million for the six month periods in 2005 and 2004, respectively. The year-to-date results were impacted by weather during the first quarter of 2005 that delayed construction projects.

Other Businesses

The Other Businesses Group includes a variety of operations and investments including investments in Broadband and Haddington Energy. Broadband invests in communication services, such as cable television, high-speed internet, and advanced local and long distance phone services.

For the three months ended June 30, 2005, Other Businesses reported a loss of $(0.2) million, compared to a loss of $(4.6) million in 2004. For the six months ended June 30, 2005, Other Businesses reported a loss of $(0.7) million, compared to a loss of $(4.0) million in 2004. The smaller losses incurred in 2005 result principally from the 2004 write-down of the company’s broadband investments and the net loss on transactions in 2004 that involved the company’s investment in the Haddington Energy partnerships.

In 2004, the company recorded broadband-related impairment charges totaling $(6.0) million after tax, of which $(4.5) million was reflected in the first quarter and $(1.5) million was recorded in the second quarter.

In addition, the 2004 second quarter includes a $(3.5) million after tax write-down of an investment held by Haddington Energy. The first quarter of 2004 includes an after tax gain of $5.3 million relating to the sale of an investment held by Haddington Energy. In total, the net loss from these transactions decreased 2004 results by $(5.0) million during the second quarter and $(4.2) million during the six month period.

Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on July 29, 2005

Vectren management will discuss second quarter 2005 earnings results and provide an outlook for 2005 during a conference call for analysts scheduled at 9:00 a.m. EDT (8:00 CDT), Friday, July 29, 2005. You are invited to listen to the live, audio only Webcast of the conference call as well as view the accompanying slide presentation by choosing “Q2 2005 Earnings Webcast” on Vectren’s website, www.Vectren.com. Approximately two hours after the completion of the Webcast, interested parties may also view the slide presentation and listen to the Webcast replay at Vectren’s website.

About Vectren

Vectren Corporation is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren’s energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren’s non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the midwest and southeast. These include gas marketing and related services; coal production and sales and utility infrastructure services. To learn more about Vectren, visit www.vectren.com.

Safe Harbor for Forward Looking Statements

This document contains forward-looking statements, which are based on management’s beliefs and assumptions that derive from information currently known by management. Vectren wishes to caution readers that actual results could differ materially from those contained in this document. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2005.

Investor Contact  Steven M. Schein, (812) 491-4209, sschein@vectren.com
Media Contact  Jeffrey W. Whiteside, (812) 491-4205, jwhiteside@vectren.com

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